EXHIBIT 99.1

Investor Relations Contact:
 Ken Lowe
Sigma Designs, Inc.
Tel: 408/957-9850
Fax: 408/957-9741
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

MILPITAS, Calif.,-June 3, 2004-Sigma Designs, Inc. (Nasdaq: SIGM), a leader in digital media processors for consumer appliances, today announced that its board of directors has adopted a shareholder rights plan.

      The shareholder rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of Sigma's shareholders. The plan was not adopted in response to any efforts to acquire the company, and the company is not aware of any such efforts.

      Under the plan, Sigma will issue a dividend of one right for each share of its common stock held by shareholders of record as of the close of business on June 18, 2004. Each right will initially entitle shareholders to purchase a fractional share of the company's preferred stock (though the rights will not be exercisable unless triggered by certain events). In the event that a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, fifteen percent or more of Sigma's common stock, the rights will become exercisable. The exercise of each right (and payment of the exercise price thereof, i.e., $58.00), will effectively result, for all rights holders except the acquiring person or group, in the acquisition of twice the number of shares of Sigma common stock (or in certain cases, shares of the third party acquirer) that could be purchased in the market for the exercise price of each right (unless the rights are previously redeemed by Sigma for $0.001 per right in the case where the company wishes to proceed with the tendered offer). Further details of the plan are outlined in a letter that will be mailed to shareholders as of the record date.

About Sigma Designs, Inc.

       Sigma Designs (Nasdaq: SIGM) specializes in silicon-based MPEG decoding for streaming video, progressive DVD playback, and advanced digital set-top boxes. Sigma's award-winning REALmagic® Video Technology is used in both commercial and consumer applications providing highly integrated solutions for high-quality decoding of MPEG-1, MPEG-2 and MPEG-4. Headquartered in Milpitas, Calif., Sigma also has sales offices in China, Europe, Hong Kong, Japan, Korea and Taiwan. For more information, please visit our web site at www.sigmadesigns.com/.

      REALmagic and Sigma Designs are registered trademarks of Sigma Designs. All other products and companies referred to herein are trademarks or registered trademarks of their respective companies.

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